Exhibit  16(a)(1)(xi)

For Immediate Release

Canandaigua, N.Y., August 28, 2013

Canandaigua National Corporation (“Canandaigua National” or the “Corporation”) (OTCBB:CNND.OBB) announces the success of its share tender offer.

The offer expired at 5:00pm, Eastern Time on August 26, 2013.  A sufficient number of shareholders tendered their shares.  As a result the number of shareholders of record of the Company’s common stock has been reduced to fewer than 1,200 and the Company plans to file a Form 15 to terminate the registration of its common stock and its obligation to file reports under the Securities Exchange Act of 1934, as amended.

“We are pleased at the success of the tender offer.  We look forward to eliminating the costs of SEC reporting, and fully focusing our attention on our customers, communities, colleagues and shareholders,” stated Frank H. Hamlin, President and Chief Executive Officer of the Corporation.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of the Company’s common stock.

Contacts:

Stephen R. Martin, Senior Vice President, Corporate Communications

585-733-4573

smartin@cnbank.com

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